Exhibit 1

INTER RAO UES has submitted to the Russian regulator the applications for registration of the reports on the results of additional share issue

Moscow, October 12, 2012 - Open Joint Stock Company “INTER RAO UES” (“INTER RAO UES”, “Company”, ticker on MICEX-RTS, LSE (Reg. S): IRAO; on LSE (Rule 144 A): IRAA), the largest diversified utilities holding in Russia, is pleased to announce that on October 12, 2012 INTER RAO UES (“Issuer”) has applied to the Russian Federal Service for Financial Markets (“FSFM”) for registration of the reports on the results of additional share issue.

The Issuer has submitted applications to FSFM in respect of the following securities:

1.   Ordinary registered uncertified shares (state registration number 1-03-33498-E-003D) with a par value of 0.02809767 RUB each in the amount of 210 141 861 720 shares placed by conversion of the ordinary registered uncertified shares of JSC “OGK-1” into the ordinary registered uncertified shares of INTER RAO UES.

2.   Ordinary registered uncertified shares (state registration number 1-03-33498-E-004D) with a par value of 0.02809767 RUB each in the amount of 431 451 853 160 shares placed by conversion of the ordinary registered uncertified shares of JSC “WGC-3” into the ordinary registered uncertified shares of INTER RAO UES.

3.   Ordinary registered uncertified shares (state registration number 1-03-33498-E-005D) with a par value of 0.02809767 RUB each in the amount of 475 352 112 shares placed by conversion of the ordinary registered uncertified shares of INTER RAO - EnergyAsset, OJSC into the ordinary registered uncertified shares of INTER RAO UES.

4.   Ordinary registered uncertified shares (state registration number 1-03-33498-E-006D) with a par value of 0.02809767 RUB each in the amount of 22 887 323 943 shares placed by conversion of the ordinary registered uncertified shares of INTER RAO — Energy, OJSC into the ordinary registered uncertified shares of INTER RAO UES.

The foregoing information is disclosed in compliance with the Securities Act of the Russian Federation.

For further information, please contact INTER RAO UES:

Irina Makarenko	Head of Investor Relations	+7 495 967-05-27 (ext. 2008)
makarenko_ia@interrao.ru
Anton Nazarov	Head of Public Relations	+7 495 967-05-27 (ext. 2208)
nazarov_aa@interrao.ru
Svetlana Chuchaeva	Head of Corporate Relations	+7 495 967-05-27 (ext.2081)
chuchaeva_sy@interrao.ru

INTER RAO UES is a diversified utilities holding headquartered in Moscow and managing assets in different countries. The company produces and sells electric energy and heat, trades energy on the international market, and engineers, designs and builds generating assets. INTER RAO UES Group owns and operates approximately 28,000 MW of installed power generating capacity. INTER RAO UES corporate strategy is focused on making the company a global energy enterprise and a key player in the international energy market.

For further information see www.interrao.ru